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                    WOODWARD GOVERNOR COMPANY EXHIBIT 3

                           AMENDMENT TO BY-LAWS


The second sentence of Section 3.2 of Article III of the By-laws of the Company was amended effective June 22, 1994 to read as follows:

          The number of directors which shall constitute the whole Board of Directors shall be ten, consisting of four Class I directors, three Class II directors, and three Class
          III directors.